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EXHIBIT 11.1 COMPUTATION OF PER SHARE EARNINGS


                                                           FOR THE THREE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                            2000                  1999
                                                         ----------            ----------
                                                                   (UNAUDITED)
Weighted average common stock ...............             8,266,553             8,224,014
Weighted average common stock equivalents ...               120,842               180,506
                                                         ----------            ----------

Weighted average common stock and equivalents             8,387,395             8,404,520
                                                         ==========            ==========

Net income ..................................            $1,409,839            $  142,668
                                                         ==========            ==========

Net income per share - Basic ................            $     0.17            $     0.02
                                                         ==========            ==========
Net income per share - Diluted ..............            $     0.17            $     0.02
                                                         ==========            ==========
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